  Exhibit (d)(11)
Execution Copy

PROSPER MARKETPLACE, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

January 14, 2013

i

4.6	Accredited Investor	14
4.7	Residency	15
4.8	Rule 144	15
4.9	No Public Market	15
4.10	Authorization	15
4.11	Brokers or Finders	16
4.12	Tax Advisors	16
4.13	Legends	16

SECTION 5 Conditions to Investors’ Obligations to Close.		16
5.1	Representations and Warranties	17
5.2	Covenants	17
5.3	Blue Sky	17
5.4	Restated Certificate	17
5.5	Rights Agreement	17
5.6	Voting Agreement	17
5.7	Co-Sale Agreement	17
5.8	Closing Deliverables	17

SECTION 6 Conditions to Company’s Obligation to Close.		18
6.1	Representations and Warranties	18
6.2	Covenants	18
6.3	Compliance with Securities Laws	18
6.4	Rights Agreement	18
6.5	Voting Agreement	18
6.6	Co-Sale Agreement	18

SECTION 7 Conversion of Prior Preferred Stock to Common Stock.		18
7.1	Conversion of Prior Preferred Stock	18

SECTION 8 Miscellaneous.		19
8.1	Amendment	19
8.2	Notices	19
8.3	Governing Law	20
8.4	Expenses	20
8.5	Survival	20
8.6	Successors and Assigns	20
8.7	Entire Agreement	21
8.8	Delays or Omissions	21
8.9	Severability	21
8.10	Counterparts	21
8.11	Telecopy Execution and Delivery	21
8.12	Jurisdiction; Venue	21
8.13	Further Assurances	22

ii

EXHIBITS

A	Initial Closing Investors
B	Amended and Restated Certificate of Incorporation
C	Amended and Restated Investors’ Rights Agreement
D	Amended and Restated Voting Agreement
E	Amended and Restated Right of First Refusal and Co-Sale Agreement
F	Schedule of Exceptions
G	Compliance Certificate
H	Secretary’s Certificate
I-1	Opinion of Covington & Burling LLP
I-2	Opinion of General Counsel of the Company
J	Subsequent Closing Investors
K	Management Rights Letter
L	Director Indemnification Agreement

iii

PROSPER MARKETPLACE, INC.

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

This Series A Preferred Stock Purchase Agreement (this “Agreement”) is made as of January 14, 2013, by and among Prosper Marketplace, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Initial Closing Investors attached hereto as Exhibit A and the Schedule of Subsequent Closing Investors attached hereto as Exhibit J (collectively, the “Schedule of Investors”).

SECTION 1

Authorization, Sale and Issuance of Series A and Series A-1 Preferred Stock.

1.1                Authorization.  The Company will, prior to the Initial Closing (as defined below), authorize the sale and issuance of (a) up to 138,681,680 shares (the “Series A Shares”) of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred”), having the rights, privileges, preferences and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached hereto as Exhibit B (the “Restated Certificate”), and (b) up to 51,171,951 shares (the “Series A-1 Shares” and, together with the Series A Shares, the “Shares”) of the Company’s Series A-1 Preferred Stock, par value $0.001 per share (the “Series A-1 Preferred”), having the rights, privileges, preferences and restrictions set forth in the Restated Certificate, and (c) the reservation of shares of Common Stock for issuance upon conversion of the Shares (the “Conversion Shares”).

1.2                 Sale and Issuance of Shares.  Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell or issue to each Investor, (i) the number of Series A Shares set forth in the column designated “Number of Series A Shares” opposite such Investor’s name on the Schedule of Investors, at a purchase price in cash of $0.144215155 per share (the “Purchase Price”) and (ii) the number of Series A-1 Shares, if any, set forth in the column designated “Number of Series A-1 Shares” opposite such Investor’s name on the Schedule of Investors as additional inducement for such Investor to purchase Series A Shares and to enter into the Agreements (as defined below) on the terms set forth therein.  The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Shares to each Investor is a separate sale and issuance.

SECTION 2

Closing Dates and Delivery.

2.1                 Closing; Subsequent Closings; Litigation.

(a)            The purchase, sale, and issuance of the Shares shall take place at one or more Closings.  The purchase, sale, and issuance of the Shares to the Investors listed on Exhibit A hereto shall take place at the initial Closing (the “Initial Closing”) at the offices of Covington & Burling LLP, One Front Street, San Francisco, California, at 10:00 a.m. local time on January 15, 2013, or such other date as the Company and Investors representing a majority of the Series A Shares to be sold in the Initial Closing shall agree.  The purchase, sale, and issuance of the Shares to the Investors listed on Exhibit J hereto shall take place at a Subsequent Closing at the offices of Covington & Burling LLP, One Front Street, San Francisco, California, at or before 10:00 a.m. local time on January 22, 2013.

(b)            If less than all of the Series A Shares are sold and issued at the Initial Closing then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a “Subsequent Closing” and, together with the Initial Closing, a “Closing”), within 30 days after the Initial Closing, up to the balance of the unissued Series A Shares at the Purchase Price to such persons or entities as may be approved by the Company.

(c)            Any sale and issuance of Series A Shares in a Subsequent Closing shall be on the same terms and conditions as those contained herein, and any persons or entities purchasing such Series A Shares shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement, the Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit C (the “Rights Agreement”), the Amended and Restated Voting Agreement in substantially the form attached hereto as Exhibit D (the “Voting Agreement”), and the Amended and Restated Right of First Refusal and Co-Sale Agreement in substantially the form attached hereto as Exhibit E (the “Co-Sale Agreement,” and together with this Agreement, the Voting Agreement and the Rights Agreement, the “Agreements”), without the need for an amendment to any of the Agreements except to add such person’s or entity’s name to the appropriate exhibit to such Agreements, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing.  Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company and the Investors representing a majority of the Series A Shares to be sold in such Subsequent Closing.

(d)            Immediately after each Closing, the Schedule of Investors will be amended to list the Investors purchasing Shares hereunder and the number and type of Shares issued to each Investor hereunder at each such Closing.  The Company will furnish to each Investor copies of the amendments to the Schedule of Investors referred to in the preceding sentence.

2.2                Delivery.  At each Closing, the Company will deliver to each Investor in such Closing a certificate registered in such Investor’s name, representing the number and type of Shares that such Investor is purchasing in such Closing, against payment of the purchase price therefor as set forth in the column designated “Purchase Price” opposite such Investor’s name on the Schedule of Investors, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions or (c) any combination of the foregoing.

SECTION 3

Representations, Warranties and Covenants of the Company.

A Schedule of Exceptions, attached hereto as Exhibit F (each, a “Schedule of Exceptions”) shall be delivered to the Investors in connection with each Closing.  Except as set forth on the Schedule of Exceptions delivered to the Investor at the applicable Closing, the Company (on behalf of itself) hereby represents and warrants as of the date of this Agreement to the Investors as follows:

3.1                 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and as proposed to be conducted, to execute and deliver the Agreements, to issue and sell the Shares and the Conversion Shares and to perform its obligations pursuant to the Agreements and the Restated Certificate.  The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the assets, properties, condition (financial or otherwise), results of operations, or business of the Company as presently conducted (a “Material Adverse Effect”).

3.2                Subsidiaries. The Company does not have any subsidiaries.  The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3                 Capitalization.

(a)            Immediately prior the Initial Closing, the authorized capital stock of the Company will consist of 277,408,894 shares of Common Stock, of which 64,919,446 shares are issued and outstanding and 261,811,761 shares of Preferred Stock, of which (A) 4,023,999 shares have been designated as Old Series A Preferred Stock (the “Old Series A Preferred”), none of which are issued and outstanding; (B) 3,310,382 shares have been designated as Series B Preferred Stock (the “Series B Preferred”), none of which are issued and outstanding; (C) 2,063,558 shares have been designated as Series C Preferred Stock (the “Series C Preferred”), none of which are issued and outstanding; (D) 20,340,705 shares have been designated as Series D Preferred Stock (the “Series D Preferred”), none of which are issued and outstanding; (E) 23,222,747 shares have been designated as Series E Preferred, none of which are issued and outstanding; (F) 10,000,000 shares have been designated as Series E-1 Preferred, none of which are issued and outstanding; (G) 8,996,739 shares have been designated as Series F Preferred, none of which are issued and outstanding; (H) 138,681,680 shares have been designated as Series A Preferred, none of which are issued and outstanding and (I) 51,171,951 shares have been designated as Series A-1 Preferred, none of which are issued and outstanding.  The Common Stock, the Old Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series E-1 Preferred, the Series F Preferred, the Series A Preferred and the Series A-1 Preferred shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

(b)            The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

(c)            The Company has reserved:

(i)            the Shares for issuance pursuant to this Agreement;

(ii)          138,681,680 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Series A Shares;

(iii)         50 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Series A-1 Shares;

(iv)        2,609,870 shares of Common Stock for issuance upon exercise of certain outstanding warrants; and

(v)          Effective as of the Initial Closing, 71,127,813 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its Amended and Restated 2005 Stock Plan, under which: (i) options to purchase 13,990,691 shares are issued and outstanding as of the date of this Agreement; and (ii) 57,137,122 shares remain available for future issuance to officers, directors, employees and consultants of the Company.

(d)            The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement will be validly issued, fully paid and nonassessable.  The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Restated Certificate and applicable law, will be validly issued, fully paid and nonassessable.  The Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors; provided, however, that the Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Rights Agreement.  Except as set forth in the Agreements, the Shares and the Conversion Shares are not subject to any preemptive rights or rights of first refusal.

(e)            Except for the warrants specified in Section 3.3(c)(iv) and the options specified in Section 3.3(c)(v) and the conversion privileges of the Series A Preferred and the Series A-1 Preferred, and the rights provided pursuant to the Agreements, there are no options, warrants or other rights (including conversion or preemptive rights) or agreements to purchase or redeem any of the Company’s authorized and unissued capital stock.

(f)            All outstanding securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in a form similar to that in Section 2.10 of the Rights Agreement.

(g)            No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

3.4               Authorization.  All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the Conversion Shares, and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Initial Closing.  The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (a) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (b) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity and (c) to the extent the indemnification provisions contained in the Rights Agreement may further be limited by applicable laws and principles of public policy.

3.5                 Intellectual Property.

(a)            The Company has provided a complete and accurate list to the Investors or their counsel, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all United States and foreign applications and registrations for Intellectual Property owned by the Company (“Company Registered IP”).  As used herein, “Intellectual Property” means all patents and applications thereof, including without limitation all continuations, continuations-in-part, divisionals, trademarks and applications thereof, service marks, trade names, copyrights and applications thereof, Internet domain names and registrations thereof, trade secrets, and similar proprietary rights.  The Company is the exclusive owner of all right, title and interest in and to (free and clear of all liens), the Company Registered IP.  The Company has provided to counsel to the Investors correct and complete copies of all the Company Registered IP and all the licenses, agreements and permissions (each as amended to date) relating to the Company IP (as defined below) to which the Company is a party (except for those licenses, agreements and permissions that the Company is prohibited from disclosing to the Investors by governmental authorities), and has provided to counsel to the Investors correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each item of Company Registered IP.

(b)            The Company owns or possesses all material Intellectual Property, licenses (software or otherwise), information, processes and similar proprietary rights necessary to the business of the Company as presently conducted (collectively, “Company IP”).  To the knowledge of the Company, no third party is infringing upon, misappropriating, violating, or using in an unauthorized manner any Company IP owned by the Company.  To the knowledge of the Company, no Company IP is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company.

(c)            There are no outstanding options, licenses or agreements relating to the Company IP owned by the Company.  The Company is not bound by or a party to any material options, licenses or agreements with respect to the Intellectual Property of any other person or entity.

(d)            To the knowledge of the Company, neither the conduct of the Company’s business as presently conducted, nor the Company’s exercise of the Company’s rights in Company IP, infringe upon, misappropriate, violate, or constitute the unauthorized use of any Intellectual Property rights of any third party.  The Company is not now, and has not been, a defendant in any action, suit, investigation or proceeding relating to, and has not otherwise been notified of, any written or verbal communication alleging that the Company has violated any of the Intellectual Property of any other person or entity.

(e)            The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted or as proposed to be conducted.  Neither the execution nor delivery of this Agreement or the other Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Company.

3.6                Proprietary Information and Inventions Agreements.  Each current and former employee, consultant or other service provider and officer of the Company have executed an at will employment, confidential information, invention assignment and arbitration agreement or a consultant proprietary information nondisclosure agreement, as applicable, in substantially the forms provided to Investors and the Company is not aware of any violations thereof.

3.7                 Title to Properties and Assets; Liens.  The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (a) liens for current taxes not yet due and payable, (b) liens imposed by law and incurred in the ordinary course of business for obligations not past due, and (c) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation.  With respect to the property and assets it leases, the Company is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (a)-(b) above.

3.8                 Compliance with Other Instruments.  The Company is not in violation of any material term of its Restated Certificate or Bylaws or similar charter documents, each as amended to date, or, to the Company’s knowledge, in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would have a Material Adverse Effect.  The Company is not in material violation of any federal or state statute, rule or regulation applicable to the Company or the Company’s business as currently conducted and as proposed to be conducted.  The execution and delivery of the Agreements by the Company, the performance by the Company of its obligations pursuant to the Agreements, and the issuance of the Shares and the Conversion Shares, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s Restated of Certificate or Bylaws, or any of its agreements, nor, to the Company’s knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

3.9                 Agreements; Action.

(a)            Except for the Agreements and agreements between the Company and its employees with respect to sales of the Company’s Common Stock, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b)            There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments by the Company in excess of, $25,000 other than in the ordinary course of the Company’s business, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company, or (iii) the granting of any rights affecting the development, manufacture, licensing, marketing, sale or distribution of the Company’s products or services or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(c)            The Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d)            The Company has not entered into any letter of intent, memorandum of understanding or other similar document in the past three months (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.10              Litigation.  There are no actions, suits, proceedings, investigations or governmental inquiries pending against the Company or its properties or otherwise relating to the business of the Company (nor has the Company received notice of any threat thereof) that would reasonably be expected to result in liability of the Company in excess of $100,000.  The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

3.11              Governmental Consent. No consent, approval, order or authorization of or designation, registration, qualification, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares and the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) filing of the Restated Certificate with the office of the Secretary of State of the State of Delaware, (ii) the filing of such notices as may be required under the Act, (iii) such filings as may be required under applicable state securities laws and (iv) as may be required under state lending and collection laws.

3.12             Permits; Compliance with Law. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by them.  The Company is not in default under any of such franchises, permits, licenses or other similar authority.

3.13             Offering.  Subject in part to the accuracy of the Investors’ representations and warranties in Section 4 of this Agreement, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement and the issuance of the Conversion Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and any applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.14             Registration and Voting Rights.  Except as set forth in the Rights Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued.  To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.15             Brokers or Finders.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.16              Tax Returns and Payments. The Company has timely filed all tax returns required to be filed by it with appropriate federal, state and local governmental agencies.  These returns and reports are true and correct in all material respects.  All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company have been paid or will be paid prior to the time they become delinquent.  The Company has not been advised in writing (i) that any of its returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its federal, state or local taxes.  The Company has not elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company, its financial condition, its business as presently conducted or proposed to be conducted or any of its properties or material assets.  The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

3.17             Qualified Small Business Stock.  As of the date hereof, the Shares, to the Company’s knowledge, constitute “qualified small business stock” within the meaning of Section 1202 of the Code.  The Company covenants that so long as any of the shares of Series A Preferred Stock or Series A-1 Preferred Stock, or the Common Stock into which such shares are converted, are held by an Investor (or a transferee in whose hands such shares or Common Stock are eligible to qualify as Qualified Small Business Stock as defined in Section 1202(c) of the Code), it will use its reasonable efforts (including complying with any applicable filing or reporting requirements imposed by the Code on issuers of Qualified Small Business Stock) to cause such shares, or the Common Stock into which they are converted, to qualify as Qualified Small Business Stock; provided, however, that “reasonable efforts” as used in this Section shall not be construed to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.

3.18             Employee Benefit Plans.  The Company does not have any Employee Benefit Plan, as defined in the Employee Retirement Income Security Act of 1974.

3.19              Insurance.  The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

3.20              Financial Statements.  The Company has delivered to each Investor its unaudited financial statements (balance sheet and income and cash flow statements) at September 30, 2012, for the fiscal quarter then ended, and the audited financial statements (balance sheet and income and cash flow statements, including notes thereto) at December 31, 2011 and audited financial statements (balance sheet and income and cash flow statements, including notes thereto) at December 31, 2010, in each case, for the fiscal years then ended (the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other.  The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.  Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to September 30, 2012 (the “Financial Statement Date”), and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company.  Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.21              Changes.  Since the Financial Statement Date there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b)            any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, or business of the Company;

(c)            any waiver by the Company of a valuable right or of a material debt owed to it;

(d)            any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company;

(e)            any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)            any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h)            any resignation or termination of employment of any key officer of the Company, and the Company does not know of the impending resignation or termination of employment of any such officer or key employee;

(i)            receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(j)             any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(k)            any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(l)             to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company; or

(m)          any agreement or commitment by the Company to do any of the things described in this Section 3.21.

3.22              Significant Customers and Suppliers.  No customer or supplier that was significant to the Company during the period covered by the Financial Statements or that has been significant to the Company thereafter, has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be.

3.23             Related‑Party Transactions.  No employee, officer, or director of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company.  No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company.

3.24             Employee Compensation.  To the Company’s knowledge, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each officer and employee of the Company is terminable at the will of the Company.  To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.  The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.25              Lending Compliance.

(a)            The Company has not acquired any ownership or control (as such term is defined pursuant to applicable laws, rules, regulations or other applicable official guidance) of a Banking Institution (as defined below) and does not otherwise directly or indirectly control of any entity that is a Banking Institution or that directly or indirectly controls a Banking Institution.  For purposes of this clause (a), “Banking Institution” means any direct or indirect interest in (i) any insured bank as defined in 12 U.S.C. § 1813(h), (ii) an institution organized under the laws of the United States, any State of the United States, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa, or the U.S. Virgin Islands as a bank or that both (A) accepts demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others and (B) is engaged in the business of making commercial loans, (iii) a person or entity registered as a bank holding company with the Federal Reserve pursuant to 12 U.S.C. § 1842 and the regulations promulgated thereunder, (iv) a savings and loan association organized or chartered under the “Home Owners’ Loan Act of 1933”, as may from time to time be amended, or under the laws of any other state or nation, or (v) a person or entity registered as a savings and loan holding company.

(b)            The Company is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), as applicable.

(c)            The operations of the Company are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, federal or state money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or federal or state governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d)            The Company is authorized to lend to borrowers in each state in which it currently lends to borrowers and has the requisite lending licenses, permits or registrations in each state wherein it conducts business which are necessary for the Company to conduct its business as presently conducted in such state.

(e)            The Company has not violated the Truth in Lending Act in any material respect (15 United States Code sections 1601 through 1666j).

(f)            The Company is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.26             Minute Books.  The minutes and stockholder consents of the Company as provided to the Investors contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes and consents accurately in all material respects.

3.27             Financial Projections.  The Company does not represent or warrant that it will achieve any financial projections provided to the Investors or achieve compliance with all regulatory requirements.

3.28             Disclosure.  The Agreements, the exhibits and schedules thereto, and all other certificates, agreements or other documents made or delivered by the Company or its representatives in connection with the Agreements and the exhibits or schedules, in each case, did not contain at the time made, or, if set forth in the Agreements, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.  There is no fact which the Company has not disclosed to the Investors and their counsel and of which the Company is aware which materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company.

3.29             Green Dot.  The Company shall not enter into any banking or nonbanking transaction with Green Dot Corporation or any of its subsidiaries (Next Estate Communications and Bonneville Bancorp) without the prior written consent of SC US GF V Holdings, Ltd.

3.30              FCPA.  The Company represents that it shall not, and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any foreign official, in each case, in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.  The Company further represents that it shall, and shall cause each of its subsidiaries and affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

3.31              Option Grants.  The Company covenants and agrees that it will grant to each of Stephan Vermut, Aaron Vermut and Ron Suber options to purchase 18,490,897 shares of the Company’s fully diluted Common Stock, on an as converted basis, promptly following the first day of each such person’s employment with the Company, such grants to be made at fair market value as determined by the Board of Directors.  For purposes of determining fair market value, the Board of Directors shall obtain an independent valuation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

SECTION 4

Representations, Warranties and Covenants of the Investors.

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows in Sections 4.1 through 4.13:

4.1                 No Registration.  Such Investor understands that the Shares and the Conversion Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2                Investment Intent.  Such Investor is acquiring the Shares and the Conversion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.  Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares or the Conversion Shares.

4.3               Investment Experience.  Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor, can protect its own interests.  Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4                 Speculative Nature of Investment. Such Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks.  Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Shares and the Conversion Shares for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

4.5                Access to Data.  Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Agreements, the exhibits and schedules attached thereto and the transactions contemplated by the Agreements, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction.  Such Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares and the Conversion Shares.  The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investors to rely thereon.

4.6                Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

4.7                Residency.  The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Schedule of Investors.

4.8                Rule 144.  Such Investor acknowledges that the Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.  Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.  Such Investor acknowledges and understands that notwithstanding any obligation under the Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares or the Conversion Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied.  Such Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock.  Such Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.9                No Public Market.  Such Investor understands and acknowledges that no public market now exists for any of the equity securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s equity securities.

4.10               Authorization.

(a)            Such Investor has all requisite power and authority to execute and deliver the Agreements, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of the Agreements.  All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b)            The Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Rights Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c)            No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements by the Investor or the performance of the Investor’s obligations thereunder, except as may be required under state lending and collection laws in connection with the purchase and receipt of the Shares and the Conversion Shares.

4.11              Brokers or Finders.  Such Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements.

4.12             Tax Advisors.  Such Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements.  With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

4.13             Legends. Such Investor understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Rights Agreement or under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES.  THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

SECTION 5

Conditions to Investors’ Obligations to Close.

Each Investor’s obligation to purchase the Shares at a Closing is subject to the fulfillment on or before such Closing of each of the following conditions, unless waived by the applicable Investor purchasing the Shares in such Closing:

5.1                Representations and Warranties. The representations and warranties made by the Company in Section 3 (as modified by the disclosures on the Schedule of Exceptions) shall be true and correct as of the date of the Initial Closing.

5.2                 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such Closing shall have been performed or complied with in all material respects.

5.3                 Blue Sky.  The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Conversion Shares.

5.4                Restated Certificate.  The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

5.5                Rights Agreement.  The Company and the Investors (each as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

5.6                Voting Agreement.  The Company and the Investors (each as defined in the Voting Agreement) shall have executed and delivered the Voting Agreement.

5.7                 Co-Sale Agreement.  The Company and the Investors (each as defined in the Co-Sale Agreement) shall have executed and delivered the Co-Sale Agreement.

5.8                 Closing Deliverables.  The Company shall have delivered to counsel to the Investors the following (except with respect to (d), which shall be delivered to SC US GF V HOLDINGS, LTD. (“Sequoia Capital”) only):

(a)            a certificate executed by the President or Chief Executive Officer of the Company on behalf of the Company, in substantially the form attached hereto as Exhibit G, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2.

(b)            a certificate of the Company executed by the Company’s Secretary, in substantially the form attached hereto as Exhibit H.

(c)            with respect to the Initial Closing only, an opinion from Covington & Burling LLP, counsel to the Company, dated as of the Initial Closing, in substantially the form attached hereto as Exhibit I-1 and an opinion from the General Counsel of the Company, dated as of the Initial Closing, in substantially the form attached hereto as Exhibit I-2.

(d)            a management rights letter to Sequoia Capital executed by the Company, in substantially the form attached hereto as Exhibit K (“Management Agreement”).

(e)            Director Indemnification Agreements between the Corporation, on the one hand, and each of the Series A Designees (as defined in the Voting Agreement), on the other hand, in substantially the form attached hereto as Exhibit L.

(f)             Resignation letters from each current member of the Board of Directors effective as of immediately prior to the Initial Closing.

SECTION 6

Conditions to Company’s Obligation to Close.

The Company’s obligation to sell and issue the Shares at each Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived by the Company:

6.1                Representations and Warranties. The representations and warranties made by the Investors in such Closing in Section 4 shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the date of such Closing.

6.2                Covenants.  All covenants, agreements and conditions contained in the Agreements to be performed by Investors on or prior to the date of such Closing shall have been performed or complied with in all material respects as of the date of such Closing.

6.3                 Compliance with Securities Laws.  The Company shall be satisfied that the offer and sale of the Shares and the Conversion Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws.

6.4                 Rights Agreement.  The Company and the Investors (each as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

6.5                Voting Agreement. The Company and the Investors (each as defined in the Voting Agreement) shall have executed and delivered the Voting Agreement.

6.6                Co-Sale Agreement.  The Company and the Investors (each as defined in the Co-Sale Agreement) shall have executed and delivered the Co-Sale Agreement.

SECTION 7

Conversion of Prior Preferred Stock to Common Stock.

7.1                 Conversion of Prior Preferred Stock.  By its signature below, each Investor has elected, effective immediately prior to the Initial Closing, to convert all of such Investor’s shares of the Company’s Old Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series E-1 Preferred and Series F Preferred, par value $0.001, (the “Prior Preferred Stock”) into Common Stock, pursuant to Article V-A, Section 4(a) of the Restated Certificate, and each such Investor hereby waives any right to cash in exchange for fractional shares to which it would otherwise be entitled under Article V-A, Section 4(c) of the Restated Certificate as a result of such conversion.  At the Initial Closing, the Company shall deliver to each such Investor a certificate registered in such Investor’s name, representing the number and type of shares of Common Stock that such Investor is entitled to as a result of such conversion, and each such Investor shall surrender to the Company for cancellation any certificates registered in such Investor’s name representing the shares of Prior Preferred Stock such Investor has elected to convert.

7.2                 Consent to Certain Action.  By its signature below, each Investor has consented to the Company taking the following actions solely in connection with and in furtherance of the transactions contemplated hereby:

(a)            amending, altering or repealing any provision of the Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation then in effect;

(b)            increasing the authorized number of shares of Common Stock and Preferred Stock; and

(c)            authorizing the creation and issuance of the Preferred Stock.

7.3                Waiver of Rights.  By its signature below, each Investor has waived any and all preemptive rights (and any and all related notice requirements applicable thereto) to purchase any shares of capital stock of the Company in connection with the transactions contemplated hereby.

SECTION 8

Miscellaneous.

8.1                 Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding at least a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Investors purchasing shares in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 2.1 without any amendment of this Agreement pursuant to this Section 8.1 or any consent or approval of any other Investor.  Any such amendment, waiver, discharge or termination effected in accordance with this Section 8.1 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities.  Each Investor acknowledges that by the operation of this Section 8.1, the holders of at least a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

8.2                Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a)            if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy to Adam Phillips, Kirkland & Ellis LLP, 3330 Hillview Avenue, Palo Alto, CA 94304, facsimile (650) 859-7500, adam.phillips@kirkland.com;

(b)            if to any other holder of any Shares or Conversion Shares, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such Shares or Conversion Shares for which the Company has contact information in its records; and

(c)            if to the Company, one copy should be sent to 111 Sutter Street, 22nd Floor, San Francisco, CA 94104, facsimile (415) 362-7233, Attn: General Counsel, or at such other address as the Company shall have furnished to the Investors, with a copy to Bruce Deming, Covington & Burling LLP, One Front Street, San Francisco, CA 94111, facsimile: (415) 955-6551, bdeming@cov.com.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

8.3                Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of California, without regard to principles of conflicts of law.

8.4                 Expenses.  The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Initial Closing is effected, the Company shall at the Initial Closing reimburse the reasonable documented fees of Kirkland & Ellis LLP, such amount not to exceed $50,000.

8.5                 Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby for a period of one year following the Initial Closing.

8.6                Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company; provided, however, that each of Sequoia Capital and Stephan Vermut may assign their rights to acquire Shares under this Agreement (and corresponding obligations) to an Affiliate of Sequoia Capital or Stephan Vermut, as applicable, provided that such Affiliate agrees in writing to be bound to the Rights Agreement, Voting Agreement, Co-Sale Agreement and, with respect to Sequoia Capital only, Management Agreement in the same manner as Sequoia Capital or Stephan Vermut, as applicable, would be bound if it had acquired the Shares.  Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.   For the purposes of this Section 8.6, “Affiliate” shall mean, with respect to any person or entity, any other person or entity that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such person or entity.  For purposes of this Section 8.6, “control” shall mean, as to any person or entity, the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

8.7                 Entire Agreement.  This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

8.8                 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.9                 Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

8.10              Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

8.11             Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.12             Jurisdiction; Venue.  With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the City and County of San Francisco in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

8.13              Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

PROSPER MARKETPLACE, INC.
a Delaware corporation

By:

Name:

Title:

[Signature Page to Series A Preferred Stock Purchase Agreement]

INVESTORS:

SC US GF V HOLDINGS, LTD. a Cayman Islands exempted company

By:	SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P. SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P. both Cayman Islands exempted limited partnerships, its Members

By:	SCGF V MANAGEMENT, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	SC GF V TT, LTD., a Cayman Islands exempted company, its General Partner

By:

Name:
Title: Director

RON SUBER

AARON VERMUT

STEPHAN VERMUT

[Signature Page to Series A Preferred Stock Purchase Agreement]

Draper Fisher Jurvetson Fund X, L.P.

By:
Name: John Fisher
Title: Managing Director
Date:

Draper Fisher Jurvetson Partners X, LLC

By:
Name: John Fisher
Title: Managing Member
Date:

Draper Associates Riskmasters Fund, LLC

By:
Name: Timothy C. Draper
Title: Managing Member
Date:

Address:	2882 Sand Hill Road, Suite 150
Menlo Park, CA 94025

Telephone:	(650) 233-9000
Fax:	(650) 233-9233

[Signature Page to Series A Preferred Stock Purchase Agreement]

IDG-ACCEL CHINA GROWTH FUND III L.P.

By: IDG-Accel China Growth Fund III Associates L.P., its General Partner
By: IDG-Accel China Growth Fund GP III Associates Ltd., its General Partner

By:
Name:
Title: Authorized Signatory

IDG-ACCEL CHINA III INVESTORS L.P.

By: IDG-Accel China Growth Fund GP III Associates Ltd., its General Partner

By:
Name:
Title: Authorized Signatory

[Signature Page to Series A Preferred Stock Purchase Agreement]

CROSSLINK VENTURES VI, L.P.

By: Crosslink Ventures VI Holdings, L.L.C., its General Partner

By:
David Silverman, Authorized Signatory

Date:

CROSSLINK VENTURES VI-B, L.P.

By: Crosslink Ventures VI Holdings, L.L.C., its General Partner

By:
David Silverman, Authorized Signatory

Date:

OFFSHORE CROSSLINK VENTURES VI UNIT TRUST

By: Crosslink Ventures VI Holdings, L.L.C., Investment Manager

By:
David Silverman, Authorized Signatory

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

CROSSLINK BAYVIEW VI, L.L.C.

By:
David Silverman, Authorized Signatory

Date:

CROSSLINK CROSSOVER FUND VI, L.P.

By: Crossover Fund VI Management, L.L.C., Its General Partner

By:

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

BENCHMARK CAPITAL PARTNERS V, L.P.
as nominee for
Benchmark Capital Partners V, L.P.
Benchmark Founders’ Fund V, L.P.
Benchmark Founders’ Fund V-A, L.P
Benchmark Founders’ Fund V-B, L.P.
and related individuals

By:	Benchmark Capital Management Co. V, L.L.C.
its general partner

By:
Managing Member

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

QED FUND I, L.P.

By:
Name:
Title:
Date:

Address:	311 Cameron Street
Alexandria, VA 22314

[Signature Page to Series A Preferred Stock Purchase Agreement]

MERITECH CAPITAL PARTNERS III L.P.

By:	Meritech Capital Associates III L.L.C. its General Partner

By:	Meritech Management Associates III L.L.C. a managing member

By:
Paul S. Madera, a managing director

Date:

MERITECH CAPITAL AFFILIATES III L.P.

By:	Meritech Capital Associates III L.L.C. its General Partner

By:	Meritech Management Associates III L.L.C. a managing member

By:
Paul S. Madera, a managing director

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

DAG VENTURES III-QP, L.P.

By: DAG Ventures Management III, LLC, its General Partner

by:
Young Chung, Managing Director

Date:

DAG VENTURES III, L.P.

By: DAG Ventures Management III, LLC, its General Partner

by:
Young Chung, Managing Director

Date:

DAG VENTURES GP FUND III, LLC

By: DAG Ventures Management III, LLC, its Managing Member

by:
Young Chung, Managing Director

Date:

DAG VENTURES I-N, LLC

By: DAG Ventures Management, LLC, its Managing Member

by:
Young Chung, Managing Director

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

DAG VENTURES III-O, LLC

By: DAG Ventures Management III, LLC, its Managing Member

by:
Young Chung, Managing Director

Date:

DAG VENTURES III-Q, LLC

By: DAG Ventures Management III, LLC, its Managing Member

by:
Young Chung, Managing Director

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

Accel IX L.P.
By: Accel IX Associates L.L.C.
Its General Partner

By:
Attorney in Fact
Date:

Accel IX Strategic Partners L.P.
By: Accel IX Associates L.L.C.
Its General Partner

By:
Attorney in Fact
Date:

Accel Investors 2005 L.L.C.
By:
Attorney in Fact
Date:

James W. Breyer 2005 Trust Dated 3/22/2005

By:

Name:

Title:

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

James Breyer 2011 Annuity Trust 2, dated March 10, 2011

By:

Name:

Title:

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

Agilus Ventures IV, Limited Partnership

By:	Agilus Ventures Advisors IV Limited Partnership
its General Partner
By:	Northern Neck Investors LLC
its General Partner
By:	Volition Capital LLC,
under power of attorney

By:
Name:
Title:
Date:

Agilus Ventures Principals IV, Limited Partnership

By:	Agilus Ventures Advisors IV Limited Partnership
its General Partner
By:	Northern Neck Investors LLC
its General Partner
By:	Volition Capital LLC,
under power of attorney

By:
Name:
Title:
Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

Omidyar Network Fund LLC

By:

Name:

Title:

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

TOMORROWVENTURES 2010 FUND, LLC

By	Tomorrow Ventures, LLC,
Its:	Manager

By:
Name:	Gary B. Coursey, Jr.
Title:	Managing Member
Address: 555 Bryant St., #555, Palo Alto, CA. 94301

Date:

[Signature Page to Series A Preferred Stock Purchase Agreement]

ATLANTICUS HOLDINGS CORPORATION

By:
Name:
Title:
Date:

Address:

[Signature Page to Series A Preferred Stock Purchase Agreement]

ERIC & ERICA SCHWARTZ INVESTMENTS LLC

By:

Name:

Title:

[Signature Page to Series A Preferred Stock Purchase Agreement]

Milestone Investments LP

By:
Name:
Title:
Date:

Draper Associates Riskmasters Fund III, LLC

By:
Name:	Timothy C. Draper
Title:	Managing Member

Address:	2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025

Telephone:	(650) 233-9000
Fax:	(650) 233-9233

[Signature Page to Series A Preferred Stock Purchase Agreement]

EXHIBIT A

Initial Closing Investors

Investor	Number of Series A Shares	Number of Series A-1 Shares	Purchase Price in cash
SG US GF V Holdings, Ltd. c/o Sequoia Capital 3000 Sand Hill Road, 4-250 Menlo Park, CA 94025	69,340,840	0	$9,999,999.99
Aaron Vermut 459 Ashbury Street San Francisco, CA 94117	6,934,084	0	$1,000,000.00
Stephan Vermut 765 Market Street San Francisco, CA 94103	6,934,084	0	$1,000,000.00
IDG-ACCEL CHINA GROWTH FUND III L.P. c/o IDG Capital Management (HK) Ltd. Unit 1509, The Center 99 Queen’s Road Central, Hong Kong Attn: Chi Sing HO Fax: 852- 2529 1619 With copy to: Floor 6, Tower A, COFCO Plaza, 8 Jianguomennei Dajie Beijing, 100005, P.R. China Attn: Ms. Bin Li Fax: 8610-8512 0225	6,200,518	6,536,915	$894,208.66

IDG-ACCEL CHINA III INVESTORS L.P. c/o IDG Capital Management (HK) Ltd. Unit 1509, The Center 99 Queen’s Road Central, Hong Kong Attn: Chi Sing HO Fax: 852- 2529 1619 With copy to: Floor 6, Tower A, COFCO Plaza, 8 Jianguomennei Dajie Beijing, 100005, P.R. China Attn: Ms. Bin Li Fax: 8610-8512 0225	439,574	463,422	$63,393.23
ERIC & ERICA SCHWARTZ INVESTMENTS LLC c/o Eric Schwartz 126 East 56th Street 25th Floor Suite 2500 New York, NY 10022 with a copy to BBR Partners c/o Eric Schwartz Attention: Kate Bovee or Andrea Pope 140 East 45th Street 26th Floor New York, NY 10017 Email: bbrsch@bbrpartners.com Fax: 646-588-5021	1,897,079	2,000,001	$273,587.54
DRAPER FISHER JURVETSON FUND X, L.P. 2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025	4,481,848	4,725,001	$646,350.40
DRAPER FISHER JURVETSON PARTNERS X, LLC 2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025	136,945	144,375	$19,749.54
DRAPER ASSOCIATES RISKMASTERS FUND III, LLC 2882 Sand Hill Road, Suite 150 Menlo Park, CA 94025	361,037	380,625	$52,067.01

CROSSLINK VENTURES VI, L.P. Two Embarcadero Center, Suite 2200 San Francisco, CA 94111	1,296,270	1,366,595	$186,941.78
CROSSLINK VENTURES VI-B, L.P. Two Embarcadero Center, Suite 2200 San Francisco, CA 94111	359,145	378,630	$51,794.15
OFFSHORE CROSSLINK VENTURES VI UNIT TRUST Two Embarcadero Center, Suite 2200 San Francisco, CA 94111	99,347	104,738	$14,327.34
CROSSLINK BAYVIEW VI, L.L.C. Two Embarcadero Center, Suite 2200 San Francisco, CA 94111	37,976	40,036	$5,476.71
CROSSLINK CROSSOVER FUND VI, L.P. Two Embarcadero Center, Suite 2200 San Francisco, CA 94111	1,195,159	1,260,000	$172,360.04
TOMORROWVENTURES 2010 FUND, LLC 555 Bryant St., #555 Palo Alto, CA. 94301	1,565,087	1,649,998	$225,709.26
ATLANTICUS HOLDINGS CORPORATION Five Concourse Parkway Atlanta, GA 30328	1,565,087	1,649,998	$225,709.26
MERITECH CAPITAL PARTNERS III L.P. 245 Lytton Ave, Suite 350 Palo Alto, CA 94301	4,183,827	4,410,811	$603,371.26
MERITECH CAPITAL AFFILIATES III L.P. 245 Lytton Ave, Suite 350 Palo Alto, CA 94301	76,254	80,392	$10,996.98
DAG VENTURES III-QP, L.P. 251 Lytton Ave, Suite 200 Palo Alto, CA 94301	3,539,505	3,731,532	$510,450.27
DAG VENTURES III, L.P. 251 Lytton Ave, Suite 200 Palo Alto, CA 94301	332,941	351,004	$48,015.14
DAG VENTURES GP FUND III, LLC 251 Lytton Ave, Suite 200 Palo Alto, CA 94301	3,525	3,716	$508.36
DAG VENTURES I-N, LLC 251 Lytton Ave, Suite 200 Palo Alto, CA 94301	327,310	345,069	$47,203.07

DAG VENTURES III-Q, LLC 251 Lytton Ave, Suite 200 Palo Alto, CA 94301	56,800	59,882	$8,191.43
Accel IX L.P. 428 University Avenue Palo Alto, CA 94301	8,395,971	8,851,478	$1,210,826.26
Accel IX Strategic Partners L.P. 428 University Avenue Palo Alto, CA 94301	894,920	943,472	$129,061.03
Accel Investors 2005 L.L.C. 428 University Avenue Palo Alto, CA 94301	782,183	824,619	$112,802.64
James W. Breyer 2005 Trust Dated 3/22/2005 c/o Accel Partners 428 University Avenue Palo Alto, CA 94301	1,549,258	1,633,309	$223,426.48
James Breyer 2011 Annuity Trust 2, dated March 10, 2011 c/o Accel Partners 428 University Avenue Palo Alto, CA 94301	---	---	---
Agilus Ventures IV Limited Partnership 111 Huntington Avenue, Suite 2700 Boston, MA 02199-7630	4,775,657	5,034,750	$688,722.11
Agilus Ventures Principals IV Limited Partnership 111 Huntington Avenue, Suite 2700 Boston, MA 02199-7630	87,935	92,706	$12,681.56
Omidyar Network Fund LLC 1991 Broadway, Suite 200 Redwood City, CA 94063	1,450,039	1,528,708	$209,117.60
Milestone Investments LP c/o Wicklow Capital, Inc. 53 W. Jackson Blvd., Suite 1204 Chicago, IL 60604	189,708	200,000	$27,358.77
BENCHMARK CAPITAL PARTNERS V, L.P. 2480 Sand Hill Road Suite 200 Menlo Park, CA 94025 (650) 854-8180 (tel) (650) 854-8183 (fax)	963,382	1,015,648	$138,934.28
QED FUND I, L.P. 311 Cameron Street Alexandria, VA 22314	1,294,301	1,364,521	$186,657.82
Total:	131,747,596	51,171,951	$18,999,999.97

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C

AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

EXHIBIT D

AMENDED AND RESTATED
VOTING AGREEMENT

EXHIBIT E

AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT F

PROSPER MARKETPLACE, INC.

SCHEDULE OF EXCEPTIONS
TO REPRESENTATIONS AND WARRANTIES

EXHIBIT G

COMPLIANCE CERTIFICATE

EXHIBIT H

SECRETARY’S CERTIFICATE

EXHIBIT I-1

OPINION OF COVINGTON & BURLING LLP

EXHIBIT I-2

OPINION OF GENERAL COUNSEL OF THE COMPANY

EXHIBIT J

Subsequent Closing Investors

Investor	Number of Series A Shares	Number of Series A-1 Shares	Purchase Price in cash
Ron Suber 1304 Linden Ave Highland Park, IL 60035	6,934,084	0	$1,000,000.00

EXHIBIT K

FORM OF MANAGEMENT RIGHTS LETTER

MANAGEMENT RIGHTS AGREEMENT

This MANAGEMENT RIGHTS AGREEMENT (this "Agreement") is entered into as of January 15, 2013 by and between Prosper Marketplace, Inc., a Delaware corporation (the "Company"), and SC US GF V HOLDINGS, LTD., a Cayman Islands exempted company (the "Fund") (together, the "Parties").

RECITALS

WHEREAS, the Fund is seeking to satisfy certain requirements to qualify, or to maintain its qualification, as a "venture capital operating company" within the meaning of Department of Labor Regulation Section 2510.3-101(d) (the "Regulation"); and

WHEREAS, the Regulation generally requires that a venture capital operating company have direct contractual rights to substantially participate in, or substantially influence the conduct of, the management of its portfolio companies; and

WHEREAS, the Fund additionally is seeking to establish, or to maintain, such rights for purposes of Section 22062 of the California Financial Code and Rule 260.204.9 of the California Code of Regulations (the "California Rules"); and

WHEREAS, in order to induce the Fund to invest in the Company, the Company has agreed to provide such rights to the Fund.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows.

1.                   Grant of Management Rights.  From and after the Fund's purchase of stock of the Company (the "Securities"), the Fund shall have the following contractual management rights.  Such rights shall be in addition to, and nothing in this Agreement shall be deemed to limit, any other rights that the Fund may hold as a holder of the Securities or otherwise.

(a)          The Fund shall be entitled to consult with and advise management of the Company on significant business issues, including without limitation management's proposed quarterly and annual operating plans.  Upon request by the Fund, management of the Company shall meet with authorized representatives of the Fund, at a mutually agreeable time and place, within thirty days after the end of each calendar quarter for such consultation and advice and to review progress in achieving such plans.

(b)         The Fund shall be entitled to examine the books and records of the Company, inspect its facilities, and receive other information at reasonable times and intervals concerning the general status of the Company's financial condition and operations.

(c)          For any period during which an authorized representative of the Fund is not a member of the Company's Board of Directors, the Company shall invite the Fund's authorized representative to attend all meetings of the Board and in connection therewith shall provide to such representative copies of all notices, minutes, consents, and other materials that it provides to its directors.  Such representative may participate in discussions of matters brought before the Board, but shall in all other respects be a nonvoting observer.

2.                    Limitation on Management Rights.  The Company shall not be required under this Agreement to provide access to attorney/client privileged communications or other information of an extremely sensitive nature the disclosure of which to the Fund would be materially detrimental to the Company.  The Company acknowledges and agrees that the preceding sentence is not intended to prevent the Fund from obtaining information necessary for the Fund to substantially participate in, or substantially influence the conduct of, management of the Company within the meaning of the Regulation or the California Rules.

3.                   Termination of Management Rights.  The management rights granted in paragraph 0, above, shall terminate upon the earlier of: (i) consummation of a sale of the Company's securities pursuant to a registration statement filed by the Company under the Securities Act of 1933 in connection with a firm commitment underwritten offering of the Company's securities to the general public; (ii) any transaction (including, without limitation, a merger, acquisition or reorganization of the Company) pursuant to which the Fund exchanges 100 percent of the Securities for cash and/or securities that are, have become, or will within 12 months become freely tradable on a United States domestic, national securities exchange; (iii) distribution by the Fund to its constituent partners of 100 percent of the Securities; or (iv) any other transaction pursuant to which the Fund disposes of 100 percent of the Securities exclusively for cash and/or other consideration that does not include debt or equity securities or instruments.

4.                    Confidentiality.  Except as otherwise required by applicable law, the Fund and any authorized representative acting on behalf of the Fund pursuant to this Agreement shall maintain the confidentiality of all proprietary Company information acquired pursuant to this Agreement and shall not disclose or use such information other than for a Company purpose or with the Company's consent.

5.                    Restructuring.  Subject to paragraph 0, above, if the Company engages in a restructuring or similar transaction, any resulting entity or entities shall be subject to this Agreement in the same manner as the Company.

6.                   Affiliated Funds.  The Parties acknowledge that one or more investment vehicles that control, are controlled by, or are under common control with the Fund, or that otherwise operate under the "Sequoia Capital" name (each, an "Affiliated Fund") may currently or subsequently co-invest with the Fund. Solely with respect to those Affiliated Funds that hold debt or equity securities or instruments issued by the Company, each Affiliated Fund shall (automatically and without the need for further action) independently be entitled to all of the rights granted in this Agreement in the same manner as if such Affiliated Fund and the Company had directly entered into an agreement identical to this Agreement. The Affiliated Funds are intended third party beneficiaries of this paragraph 6.

7.                    Counterparts.  This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all Parties notwithstanding the fact that all Parties are not signatory to the original or to the same counterpart.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Management Rights Agreement as of the date first above written.

PROSPER MARKETPLACE, INC.
a Delaware corporation

By:

/s/
Name:
Title:

SC US GF V HOLDINGS, LTD.
a Cayman Islands exempted company

By:	SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P.
SEQUOIA CAPITAL USGF PRINCIPALS FUND V, L.P.
both Cayman Islands exempted limited partnerships, its Members

By:	SCGF V MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership, its General Partner

By:	SC GF V TT, LTD., a Cayman Islands exempted company, its General Partner

By:

/s/
Name:
Title: Director

EXHIBIT L

FORM OF DIRECTOR INDEMNIFICATION AGREEMENT